Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-281479 and 333-248239) on Form S-3 and the registration statements (Nos. 333-288904, 333-249739 and 333-246385) on Form S-8 of our reports dated February 10, 2026, with respect to the consolidated financial statements of NETSTREIT Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 10, 2026